Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-181914) of Ignite Restaurant Group, Inc. of our report dated June 25, 2013 relating to the financial statements of Romano’s Macaroni Grill, which appears in the Current Report on Form 8-K/A of Ignite Restaurant Group, Inc. dated June 25, 2013.

/s/ PricewaterhouseCoopers LLP
Dallas, Texas
June 25, 2013